Exhibit 4.6
SECOND AMENDMENT TO
GUARANTEE AGREEMENT

This Second Amendment to Guarantee Agreement (“Amendment”) is made and entered into as of December 15, 2023 by and among NextEra Energy Partners, LP, a Delaware limited partnership (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Guarantee Trustee”), for the benefit of the Holders from time to time of the Guaranteed Securities of NextEra Energy Operating Partners, LP, a Delaware limited partnership (the “Issuer”).
BACKGROUND:
A.Guarantor and Guarantee Trustee have previously entered into that certain Guarantee Agreement, dated September 25, 2017, as amended by that First Amendment to Guarantee Agreement, dated June 27, 2019 (“Guarantee Agreement”).
B.Pursuant to Section 6.01, the Guarantee Agreement may be amended by an instrument in writing duly executed by the Guarantor and Guarantee Trustee, to make any changes that do not materially adversely affect the rights of Holders without the consent of any Holders.
C.The Guarantor desires (i) to amend the Guarantee Agreement to update certain defined terms and provisions in order to align such provisions with the related defined terms and provisions established by the Issuer with respect to a new series of Guaranteed Securities to be issued by the Issuer on the date hereof (such new series having been designated as the Issuer’s “7.250% Senior Notes due 2029”), and (ii) for such amendments to apply only to Guaranteed Securities issued on or after the date of this Amendment (including the Issuer’s 7.250% Senior Notes due 2029). Accordingly, the Guarantor has determined that this Amendment does not affect the rights of Holders of Guaranteed Securities issued prior to the date hereof, and does not materially adversely affect the rights of any Holders of Guaranteed Securities under the Indenture.
D.Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Guarantee Agreement.
AGREEMENT:
    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.The following definitions are hereby amended and restated in their entirety solely with respect to Guaranteed Securities issued on or after the date of this Amendment (including the Issuer’s 7.250% Senior Notes due 2029 initially being issued on the date hereof):
“Existing Credit Agreement” means the Second Amended and Restated Revolving Credit Agreement by and between the Issuer, NextEra Energy US Partners Holdings, LLC, and Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto, dated as of May 27, 2022 as amended to date, and as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Management Services Agreement” means the Fourth Amended and Restated Management Services Agreement dated as of May 8, 2023 entered into among the Issuer, NEP, NextEra Energy Operating Partners GP, LLC and NextEra Energy Management Partners, LP, as in effect on the Issue Date of the applicable series of Securities.

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“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Issuer or NextEra US Holdings, as applicable.
2.The following definition is hereby added in its entirety solely with respect to Guaranteed Securities issued on or after the date of this Amendment (including the Issuer’s 7.250% Senior Notes due 2029 initially being issued on the date hereof):
“Total Assets” means, as at any date of determination, the assets of Issuer and its Subsidiaries determined on a consolidated basis and without duplication.
3.Section 5.08 of the Guarantee Agreement is hereby amended and restated in its entirety to state as follows, solely with respect to Guaranteed Securities issued on or after the date of this Amendment (including the Issuer’s 7.250% Senior Notes due 2029 initially being issued on the date hereof):
5.08 Covenants of the Guarantor.

(a) The Guarantor will not, and will not permit any Subsidiary Guarantor to, create or permit to exist any Lien upon any property or assets, including Equity Interests issued by the Issuer or any Subsidiary Guarantor, in order to secure any Indebtedness of the Guarantor, the Issuer or such Subsidiary Guarantor without providing for the Guaranteed Securities to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:

(i) purchase money liens or purchase money security interests upon or in any property acquired by the Guarantor, the Issuer or such Subsidiary Guarantor in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;

(ii) Liens existing on property acquired by the Guarantor, the Issuer or such Subsidiary Guarantor at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(iii) Liens securing Funded Debt recourse for which is limited to specific assets of the Guarantor, the Issuer or such Subsidiary Guarantor created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;

(iv) the replacement, extension or renewal of any Lien permitted by clauses (i) through (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the Indebtedness secured thereby;

(v) Liens upon or with respect to margin stock;

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(vi) to the extent constituting Liens on Indebtedness, the rights of the parties to the Cash Sweep and Credit Support Agreement and the Management Services Agreement to borrow cash from the Guarantor or any Subsidiary;

(vii) Liens securing Funded Debt of the Issuer or such Subsidiary Guarantor (including Indebtedness pursuant to the Existing Credit Agreement (including any secured Hedging Obligations)) that ranks no more senior in right of payment (irrespective of such Liens) than pari passu with the Guaranteed Securities; provided that as of the date of incurrence of any such Funded Debt, and after giving effect thereto, the aggregate principal amount of all Funded Debt of the Issuer or such Subsidiary Guarantor then outstanding that is secured by Liens granted by the Issuer and the Subsidiary Guarantors or any of them shall not exceed the greater of (a) $2,000,000,000 and (b) the amount that would cause the OpCo Secured Leverage Ratio to exceed 4.0:1.0; and

(vii) any other Liens (other than Liens described in clauses (i) through (vii) above, if the aggregate principal amount of the indebtedness secured by all such Liens and security interests (without duplication) does not in the aggregate exceed at any one time outstanding the greater of (i) $10,000,000 and (ii) 0.25% of Total Assets as of the end of the most recently completed Measurement Period (prior to the date such Liens were created);

provided that the aggregate principal amount of the indebtedness secured by the Liens described in clauses (i) through (iii) above, inclusive, shall not exceed the greater of the aggregate fair value, the aggregate purchase price or the aggregate construction cost, as the case may be, of all properties subject to such Liens.

For the purposes hereof, “OpCo Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) OpCo Funded Debt that is secured by Liens granted by the Issuer and the Subsidiary Guarantors, or any of them, to (b) the NEP OpCo Adjusted Covenant Cash Flow. Notwithstanding anything herein to the contrary, when calculating the OpCo Secured Leverage Ratio, the Swap Termination Value of all Swap Contracts of the Issuer and the Subsidiary Guarantors then outstanding shall be excluded from the calculation of OpCo Funded Debt.

(b) With respect to any Guaranteed Securities, the Guarantor covenants and agrees to comply with any provision in the Indenture requiring the Guarantor to take or refrain from taking actions that are specifically contemplated to be observed or performed by the Guarantor, including, without limitation, Section 1102 of the Indenture, which provisions are hereby incorporated by reference herein.

4.All of the terms and conditions of the Guarantee Agreement, as amended hereby, are hereby ratified, confirmed, and remain in full force and effect. The terms of this Amendment shall apply only to Guaranteed Securities issued on or after the date hereof, including, but not limited to, the Issuer’s 7.250% Senior Notes due 2029 initially being issued on the date hereof. For the avoidance of doubt, the terms of this Amendment shall not apply with respect to or otherwise affect the Guarantor’s obligations under the Guarantee Agreement with respect to the Issuer’s Outstanding 4.25% Senior Notes due 2024 (the terms of which were established on September 25, 2017), the Issuer’s Outstanding 4.50% Senior Notes due 2027 (the terms of which were established on September 25, 2017), the Issuer’s Outstanding 4.25% Senior Notes due 2024 (the terms of which were established on June 27, 2019) or the Issuer’s Outstanding 3.875% Senior Notes due 2026 (the terms of which were established on September 23, 2019). Except as specifically set forth in this Amendment, no section, term, or provision of the Guarantee Agreement has otherwise been revised, amended or modified in any respect. The Guarantor hereby certifies that all conditions precedent under the Guarantee Agreement to the execution of this Amendment have been complied with and the execution of this Amendment is authorized or permitted by the Guarantee Agreement.
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5.This Amendment may be executed in any number of counterparts (which may be delivered by any standard form of telecommunication), each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
6.This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
7.The recitals contained in this Amendment shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Amendment.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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IN WITNESS WHEREOF, the Guarantor has caused this Instrument to be duly executed as of the date first written above.

    NEXTERA ENERGY PARTNERS, LP

    By: MICHAEL H. DUNNE
Name: Michael H. Dunne
Title: Treasurer and Assistant Secretary

[Signature Page to Guarantee Agreement Amendment]
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IN WITNESS WHEREOF, the Guarantee Trustee has caused this Instrument to be duly executed as of the date first written above.

The Bank of New York Mellon,
    As Guarantee Trustee

By: FRANCINE KINCAID
Name: Francine Kincaid
Title: Vice President

[Signature Page to NEP Guarantee Agreement Amendment]

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